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                                                                     Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER


                                 BY AND BETWEEN
                             WASHINGTON MUTUAL, INC.
                                       AND
                               DIME BANCORP, INC.


                            DATED AS OF JUNE 25, 2001





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                                Table of Contents

                                                                           Page


1.  Definitions................................................................1

    1.1.   Defined Terms.......................................................1
    1.2.   Other Definitional Provisions.......................................4

2.  The Merger.................................................................4

    2.1.   The Merger..........................................................4
    2.2.   Effective Time......................................................4
    2.3.   Effects of the Merger...............................................4
    2.4.   Closing of the Merger...............................................4
    2.5.   Conversion of Dime Capital Stock....................................5
    2.6.   Election Procedures.................................................6
    2.7.   No Fractional Shares................................................9
    2.8.   Washington Mutual Common Stock; Washington Mutual
             Preferred Stock...................................................9
    2.9.   Treatment of Options and Other Stock-Based Awards...................9
    2.10.  Litigation Tracking Warrant Conversion.............................10
    2.11.  Articles of Incorporation..........................................11
    2.12.  Bylaws.............................................................11
    2.13.  Board of Directors.................................................11
    2.14.  Tax Consequences...................................................11
    2.15.  Reservation of Right to Revise Structure...........................11

3.  Exchange of Certificates for Merger Consideration.........................11

    3.1.   Washington Mutual to Make Merger Consideration Available...........11
    3.2.   Exchange of Shares.................................................12

4.  Representations and Warranties of Dime....................................14

    4.1.   Corporate Organization.............................................14
    4.2.   Capitalization.....................................................15
    4.3.   Authority; No Violation............................................17
    4.4.   Consents and Approvals.............................................17
    4.5.   Reports............................................................18
    4.6.   Financial Statements...............................................18
    4.7.   Broker's Fees......................................................19
    4.8.   Absence of Certain Changes or Events...............................19
    4.9.   Legal Proceedings..................................................20
    4.10.  Taxes..............................................................20
    4.11.  Employees; Employee Benefit Plans..................................21
    4.12.  SEC Reports........................................................24
    4.13.  Compliance With Applicable Law.....................................24

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    4.14.  Certain Contracts..................................................25
    4.15.  Agreements With Regulatory Agencies................................25
    4.16.  Undisclosed Liabilities............................................26
    4.17.  Rights Agreement; Anti-Takeover Provisions.........................26
    4.18.  Dime Information...................................................26
    4.19.  Title to Property..................................................26
    4.20.  Insurance..........................................................27
    4.21.  Environmental Liability............................................27
    4.22.  Opinion of Financial Advisor.......................................28
    4.23.  Loan Matters.......................................................28
    4.24.  Labor Matters......................................................28
    4.25.  CRA Agreements.....................................................29

5.  Representations and Warranties of Washington Mutual.......................29

    5.1.   Corporate Organization.............................................29
    5.2.   Capitalization.....................................................29
    5.3.   Authority; No Violation............................................30
    5.4.   Consents and Approvals.............................................31
    5.5.   Reports............................................................31
    5.6.   Financial Statements...............................................31
    5.7.   Broker's Fees......................................................32
    5.8.   Absence of Certain Changes or Events...............................32
    5.9.   Legal Proceedings..................................................32
    5.10.  SEC Reports........................................................32
    5.11.  Compliance With Applicable Law.....................................33
    5.12.  Agreements With Regulatory Agencies................................33
    5.13.  Undisclosed Liabilities............................................33
    5.14.  Washington Mutual Information......................................33

6.  Covenants Relating to Conduct of Business.................................34

    6.1.   Conduct of Business Prior to the Effective Time....................34
    6.2.   Dime Forbearances..................................................34
    6.3.   No Fundamental Washington Mutual Changes...........................38
    6.4.   Dividends..........................................................39

7.  Additional Agreements.....................................................39

    7.1.   Regulatory Matters.................................................39
    7.2.   Access to Information..............................................40
    7.3.   Stockholder Approval...............................................41
    7.4.   Legal Conditions to Merger.........................................42
    7.5.   Affiliates.........................................................42
    7.6.   Stock Exchange Listing.............................................42
    7.7.   Employees; Employee Benefit Plans..................................43
    7.8.   Indemnification; Directors' and Officers' Insurance................45

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    7.9.   Advice of Changes; Other Matters...................................46
    7.10.  Subsequent Interim and Annual Financial Statements.................46
    7.11.  Reorganization.....................................................47
    7.12.  Exemption From Liability Under Section 16(b).......................47
    7.13.  Warrant Agreement Assumption.......................................47
    7.14.  Board of Directors.................................................47
    7.15.  Insider Loan Disclosure............................................48
    7.16.  Insurance Disclosure...............................................48
    7.17.  Management Consultation Meetings and Distribution of Information...48
    7.18.  Redesign of Branches...............................................48

8.  Conditions Precedent......................................................48

    8.1.   Conditions to Each Party's Obligation to Effect the Merger.........48
    8.2.   Conditions to Obligations of Washington Mutual.....................49
    8.3.   Conditions to Obligations Of Dime..................................50

9.  Termination and Amendment.................................................51

    9.1.   Termination........................................................51
    9.2.   Effect of Termination..............................................52
    9.3.   Amendment..........................................................53
    9.4.   Extension; Waiver..................................................53

10. General Provisions........................................................54

    10.1.  Nonsurvival of Representations, Warranties and Agreements..........54
    10.2.  Expenses...........................................................54
    10.3.  Notices............................................................54
    10.4.  Interpretation.....................................................55
    10.5.  Counterparts.......................................................55
    10.6.  Entire Agreement...................................................55
    10.7.  Governing Law......................................................55
    10.8.  Severability.......................................................55
    10.9.  Publicity..........................................................56
    10.10. Assignment; Third Party Beneficiaries..............................56


EXHIBITS

         Exhibit A - Voting/Purchase Agreement

                                      iii

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                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER, dated as of June 25, 2001 (as amended, supplemented or otherwise modified from time to time, this "Agreement"), is entered into by and between Washington Mutual, Inc., a Washington corporation ("Washington Mutual"), and Dime Bancorp, Inc., a Delaware corporation ("Dime").

         The respective Boards of Directors of each of Washington Mutual and Dime have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for herein. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         Simultaneously with the execution of this Agreement, Washington Mutual is entering into an agreement with Warburg, Pincus Equity Partners, L.P. ("Warburg") in the form of Exhibit A hereto (the "Voting/Purchase Agreement") pursuant to which Warburg has agreed, among other things, to vote its shares of Dime Common Stock in favor of the adoption of this Agreement and to sell to Washington Mutual on the Closing Date (as defined below) all of the warrants it holds to purchase Dime securities, all on the terms set forth therein.

         Therefore, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.   Definitions

         1.1. Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

TERM                                                   SECTION

401(k) Plan............................................7.7(b)
Acquisition Proposal...................................6.2(f)
Agreement..............................................Preamble
Articles of Merger.....................................2.2
Average Market Price...................................2.5(b)
BIF....................................................4.1(c)
Business Day...........................................2.4
Cash Conversion Shares.................................2.6
Cash Election Price....................................2.5(c)
Cash Percentage........................................2.6
Cash Proration Factor..................................2.6
Certificate............................................3.2
Certificate of Merger..................................2.2
Change in Dime Recommendation..........................7.3(a)
Closing................................................2.4
Closing Date...........................................2.4


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Code...................................................Preamble
Confidentiality Agreement..............................7.2(b)
Controlled Entity......................................4.2(b)
Covered Employees......................................7.7(a)
Deemed Shares..........................................2.6
Delaware Secretary.....................................2.2
DGCL...................................................2.1
Dime...................................................Preamble
Dime Cash Election Shares..............................2.6
Dime Common Stock......................................2.5(a)
Dime Contract..........................................4.14(a)
Dime Disclosure Schedule...............................4.2(a)
Dime Insiders..........................................7.12
Dime Member............................................7.7(f)
Dime Option............................................2.9(a)
Dime Phantom Stock Plans...............................2.10
Dime Preferred Stock...................................4.2(a)
Dime Reports...........................................4.12
Dime Rights............................................2.5(b)
Dime Savings Bank......................................4.1(c)
Dime Stock Election Shares.............................2.6
Dime Stockholders Meeting..............................7.3
Dime Stock Option Plans................................2.9(a)
Director Committee.....................................7.7(f)
Director Umbrella Trusts...............................4.11(g)
Dissenting Shareholder.................................2.5(d)
Dissenting Shares......................................2.5(d)
Effective Time.........................................2.2
Election Deadline......................................2.6
Election Form..........................................2.6
ELP....................................................2.10
Employee Committee.....................................7.7(f)
Employee Umbrella Trusts...............................4.11(g)
Environmental Laws.....................................4.21
ERISA..................................................4.11(a)
ERISA Affiliate........................................4.11(a)
ETC....................................................2.10
Exchange Act...........................................4.6
Exchange Agent.........................................2.6
Exchange Fund..........................................3.1
Exchange Ratio.........................................2.5(b)
Expense Amount.........................................9.2(b)
Extension Notice.......................................2.4
FDIC...................................................4.1(c)
FHLB...................................................4.1(c)
Freddie Mac............................................4.24(b)
GAAP...................................................4.1(a)
Ginnie Mae.............................................4.24(b)

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Governmental Entity....................................4.4
HOLA...................................................4.1(a)
HUD....................................................4.24(b)
Indemnified Parties....................................7.8(a)
Injunction.............................................8.1(e)
Insurance Amount.......................................7.8(c)
Liens..................................................4.2(b)
Loans..................................................7.15
LTW....................................................2.10
Material Adverse Effect................................4.1(a)
Merger.................................................2.1
Merger Consideration...................................2.15
NYSE...................................................2.7
Option Conversion Ratio................................2.9(a)
OTS....................................................4.4
PBGC...................................................4.11(c)
Per Share Consideration Value..........................2.5(b)
Plans..................................................4.11(a)
Proxy Statement/Prospectus.............................4.4
Regulatory Agreement...................................4.15
Representatives........................................6.2(f)
Requisite Regulatory Approvals.........................8.1(c)
Restricted Share.......................................2.9(b)
Rights Plan............................................4.2(a)
S-4....................................................4.18
SAIF...................................................4.1(c)
SEC....................................................4.4
Second Merger..........................................7.1(b)
Section 16 Information.................................7.12
Securities Act.........................................4.12
Stock Conversion Shares................................2.6
Stock Percentage.......................................2.6
Stock Proration Factor.................................2.6
Subsidiary.............................................4.1(a)
Superior Proposal......................................6.2(f)
Surviving Company......................................2.1
Tax Return.............................................4.10(k)
Taxes..................................................4.10(j)
Termination Fee........................................9.2(b)
Umbrella Trust Agreements..............................4.11(g)
VA.....................................................4.24(b)
Valuation Period.......................................2.5(b)
Voting/Purchase Agreement..............................Preamble
Warburg................................................Preamble
Warburg Agreement......................................4.2(a)
Warrant Agent..........................................2.10

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Warrant Agreement......................................2.10
Warrant Holder.........................................2.6
Washington Mutual......................................Preamble
Washington Mutual Common Stock.........................2.5(a)
Washington Mutual Disclosure Schedule..................5.2
Washington Mutual Regulatory Agreement.................5.12
Washington Mutual Reports..............................5.10
Washington Mutual Rights...............................2.5(b)
Washington Mutual Rights Agreement.....................5.2
Washington Mutual Share Price..........................2.7
Washington Secretary...................................2.2
WBCA...................................................2.1

         1.2. Other Definitional Provisions. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.   The Merger

         2.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Washington Business Corporation Act (the "WBCA") and the Delaware General Corporation Law (the "DGCL") at the Effective Time (as defined in Section 2.2 hereof), Dime shall merge (the "Merger") with and into Washington Mutual. Washington Mutual shall be the surviving corporation (hereinafter sometimes called the "Surviving Company") in the Merger, and shall continue its corporate existence under the laws of the State of Washington. The name of the Surviving Company shall be Washington Mutual, Inc. Upon consummation of the merger, the separate corporate existence of Dime shall terminate.

         2.2. Effective Time. The Merger shall become effective as set forth in the articles of merger (the "Articles of Merger") which shall be filed with the Secretary of State of the State of Washington (the "Washington Secretary") and in the certificate of merger (the "Certificate of Merger") which shall be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary"), on the Closing Date (as defined in Section 2.4 hereof). The term "Effective Time" shall mean the time on the Closing Date when the Merger becomes effective, as set forth in the Articles of Merger and the Certificate of Merger.

         2.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the WBCA and the DGCL.

         2.4. Closing of the Merger. Subject to the terms and conditions of this Agreement, except as provided in the following paragraph, the closing of the Merger (the "Closing") will take place at the offices of Simpson Thacher & Bartlett at 425 Lexington Avenue, New York, New York at 9:00 a.m. Pacific time on the first Friday which is a Business Day occurring at least two Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Section 8 hereof, other than conditions which by their terms are to be satisfied at Closing, or such other date or time as the parties may mutually agree (the "Closing Date"). For purposes of this Agreement, a "Business Day" shall mean any day that is

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not a Saturday, a Sunday or other day on which the office of the Washington
Secretary or the Delaware Secretary is closed.

         If the Closing shall not have occurred prior to January 4, 2002, at any time during the five- Business Day period beginning on the first Business Day following the satisfaction of the conditions set forth in Sections 8.1 and 8.2 (other than conditions which by their terms are to be satisfied at Closing), Washington Mutual may deliver a notice to Dime (the "Extension Notice") specifying that the Closing Date shall be January 4, 2002. Upon receipt of the Extension Notice, Dime shall within five Business Days deliver to Washington Mutual a certificate signed on behalf of Dime by the Chief Executive Officer and Chief Financial Officer of Dime to the effect set forth in Section 8.2(a) as of such date of delivery. If the certificate referred to in the immediately preceding sentence has been delivered in response to an Extension Notice, the certificate contemplated to be delivered at Closing pursuant to Section 8.2(a) will be required to certify only that there have been no intentional breaches of the representations and warranties contained in Section 4, subject to the standard in the proviso contained in Section 8.2(a), and upon delivery thereof
Section 8.2(a) will be deemed satisfied.

         2.5. Conversion of Dime Capital Stock. At the Effective Time, without any action on the part of Washington Mutual, Dime or the holder of any of the shares of common stock of Dime, the Merger shall be effected in accordance with the following terms:

              (a) All shares of common stock, par value $0.01 per share, of Dime (the "Dime Common Stock") owned directly by Dime (including treasury shares) or Washington Mutual (other than shares in trust accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted) shall be cancelled and retired and shall not represent capital stock of the Surviving Company and shall not be exchanged for shares of common stock, no par value, of Washington Mutual ("Washington Mutual Common Stock"), cash or other consideration.

              (b) Each outstanding share of Dime Common Stock together with the associated rights (the "Dime Rights") issued pursuant to the Rights Plan (as defined in Section 4.2(a)) which under the terms of Section
         2.6 is to be converted into the right to receive shares of Washington Mutual Common Stock shall, subject to Section 2.7, be converted into and become the right to receive a number of shares of Washington Mutual Common Stock (together with the requisite number of rights (the "Washington Mutual Rights") issued pursuant to the Washington Mutual Rights Agreement (as defined in Section 5.2)) equal to the Cash Election Price divided by the Average Market Price (the "Exchange Ratio"). For purposes of this Agreement, "Average Market Price" shall mean the average of the closing prices of shares of Washington Mutual Common Stock as reported on the New York Stock Exchange Composite Transactions Tape for the ten consecutive full trading days (the "Valuation Period") ending on the tenth Business Day prior to the Closing Date. The Average Market Price shall be calculated to the nearest one-hundredth of one cent and the Exchange Ratio shall be calculated to the nearest ten thousandth.

              (c) Each outstanding share of Dime Common Stock which under the terms of Section 2.6 is to be converted into the right to receive cash shall be converted into the

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         right to receive the sum of (x) 0.715341 times 1.05 times the Average
         Market Price and (y) 0.284659 times $40.8366 (the "Cash Election
         Price").

              (d) Each outstanding share of Dime Common Stock the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive shares of Washington Mutual Common Stock or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. Dime shall give Washington Mutual prompt notice upon receipt by Dime of any such demands for payment of the fair value of such shares of Dime Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"), and Washington Mutual shall have the right to participate in all negotiations and proceedings with respect to any such demands. Dime shall not, except with the prior written consent of Washington Mutual, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the DGCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

              (e) If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder's shares of Dime Common Stock shall be converted into a right to receive cash or Washington Mutual Common Stock in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of Dime Common Stock of such holder shall be converted on a share by share basis into either the right to receive the Cash Election Price or Washington Mutual Common Stock as Washington Mutual shall determine in its sole discretion.

              (f) The Exchange Ratio set forth above shall be subject to appropriate adjustments in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Washington Mutual Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in Washington Mutual's capitalization.

         2.6. Election Procedures. An election form as Washington Mutual and Dime shall mutually agree ("Election Form") will be sent no later than 15 Business Days prior to the expected Effective Time (provided that it need not be sent until the Requisite Regulatory Approvals (as defined in Section 8.1(c)) have been obtained) to each holder of record of Dime Common Stock and to each holder of record of warrants (each, a "Warrant Holder") with respect to Deemed Shares (as defined in the Voting/Purchase Agreement) permitting such holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive Washington Mutual Common Stock with respect to each

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share of such holder's Dime Common Stock as provided herein or, in the case of each Warrant Holder, Deemed Shares as provided herein (the "Dime Stock Election Shares") or (ii) to elect to receive cash with respect to each share of such holder's Dime Common Stock as provided herein or, in the case of each Warrant Holder, with respect to the Deemed Shares as provided herein (the "Dime Cash Election Shares"). Any shares of Dime Common Stock or Deemed Shares with respect to which the holder thereof or the Warrant Holder shall not, as of the Election Deadline, have made such an election by submission to an exchange agent that Washington Mutual shall designate with Dime's reasonable consent (the "Exchange Agent"), on an effective, properly completed Election Form shall be deemed to be Dime Stock Election Shares. Any Dissenting Shares shall be deemed to be Dime Cash Election Shares, and with respect to such shares the holders thereof shall in no event receive consideration comprised of Washington Mutual Common Stock.

         The term "Election Deadline", as used below, shall mean 5:00 p.m., Eastern time, on the 20th Business Day following but not including the date of mailing of the Election Form or such other date as Dime and Washington Mutual shall mutually agree upon.

         Any election to receive Washington Mutual Common Stock or cash shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice is actually received by the Exchange Agent at or prior to the Election Deadline. The certificate or certificates representing Dime Common Stock relating to any revoked Election Form shall be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. The Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

         Within five Business Days after the Election Deadline, the Exchange Agent shall calculate the allocation among holders of Dime Common Stock (and each Warrant Holder with respect to Deemed Shares) of rights to receive Washington Mutual Common Stock or cash in the Merger in accordance with the Election Forms as follows:

              (i) If the number of Dime Cash Election Shares is greater than the quotient of (x) $1,428,809,000 divided by (y) the Cash Election Price (the "Cash Conversion Shares"), then:

                   (1) all Dime Stock Election Shares will be converted into the right to receive Washington Mutual Common Stock, and

                   (2) each Dime Cash Election Share will be converted into the right to receive Washington Mutual Common Stock and cash in the following manner:

                        (A) a proration factor (the "Cash Proration Factor")
                   shall be determined by dividing (x) $1,428,809,000 , by (y) the product of the number of Dime Cash Election Shares multiplied by the Cash Election Price;

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                        (B) the number of Dime Cash Election Shares held by each
                   holder of shares of Dime Common Stock that will be converted into the right to receive cash pursuant to the terms of
                   Section 2.5(c) shall be determined by multiplying the Cash Proration Factor by the number of Dime Cash Election Shares held by such holder; and

                        (C) all Dime Cash Election Shares other than those
                   shares converted into the right to receive cash in accordance with the preceding subparagraph (B) shall be converted into the right to receive Washington Mutual Common Stock in accordance with the terms of Section 2.5(b); or

              (ii) If the number of Dime Cash Election Shares is less than the Cash Conversion Shares, then:

                   (1) all Dime Cash Election Shares (subject to the provisions of Section 2.5(d) with respect to any Dissenting Shares) will be converted into the right to receive cash, and

                   (2) each Dime Stock Election Share will be converted into the right to receive Washington Mutual Common Stock and cash in the following manner:

                        (A) a proration factor (the "Stock Proration Factor")
                   shall be determined by dividing the Stock Conversion Shares (as defined below) by the number of Dime Stock Election Shares. The "Stock Conversion Shares" shall mean the difference between (x) the total number of shares of Dime Common Stock outstanding immediately prior to the Effective Time plus the Deemed Shares minus (y) the Cash Conversion Shares;

                        (B) the number of Dime Stock Election Shares held by
                   each holder of shares of Dime Common Stock that will be converted into the right to receive shares of Washington Mutual Common Stock pursuant to the terms of Section 2.5(b) shall be determined by multiplying the Stock Proration Factor by the number of Dime Stock Election Shares held by such holder; and

                        (C) all Dime Stock Election Shares other than those
                   shares converted into the right to receive Washington Mutual Common Stock in accordance with the preceding subparagraph
                   (B) shall be converted into the right to receive cash in accordance with the terms of Section 2.5(c); or

                   (iii) If the number of Dime Stock Election Shares is equal to the number of Stock Conversion Shares and the number of Dime Cash Election Shares is equal to the number of Cash Conversion Shares, then subparagraphs (i) and (ii) above shall not apply and all Dime Stock Election Shares will be converted into the right to receive Washington Mutual Common Stock and all Dime Cash Election Shares (subject to the provisions of Section 2.5(d)) will be converted into the right to receive cash.

         2.7. No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Washington Mutual Common Stock shall be

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issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Washington Mutual Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Dime Common Stock owned by such holder at the Effective Time) by the Washington Mutual Share Price . The "Washington Mutual Share Price " shall mean the average of the closing sale prices of one share of Washington Mutual Common Stock for the ten trading days immediately preceding the Closing Date on the New York Stock Exchange (the "NYSE") as reported by The Wall Street Journal. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

         2.8. Washington Mutual Common Stock; Washington Mutual Preferred Stock. At and after the Effective Time, each share of Washington Mutual Common Stock and each share of any preferred stock of Washington Mutual issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock or preferred stock, as the case may be, of Washington Mutual and shall not be affected by the Merger.

         2.9. Treatment of Options and Other Stock-Based Awards. (a) At the Effective Time, each option granted or heretofore assumed by Dime to purchase shares of Dime Common Stock (each an "Dime Option") which is outstanding and unexercised (whether or not exercisable) immediately prior thereto shall cease to represent a right to acquire shares of Dime Common Stock and shall be converted automatically into an option to purchase shares of Washington Mutual Common Stock in an amount and at an exercise price determined as provided below (and otherwise shall remain subject to the terms of the Dime Stock Incentive Plan, as amended to the date hereof, the Dime 1991 Stock Incentive Plan, as amended to the date hereof, the Dime Stock Incentive Plan for Outside Directors, as amended to the date hereof, the Dime 1992 Stock Option Plan, as amended to the date hereof, the Dime 1990 Stock Option Plan, as amended to the date hereof, the Dime 1997 Stock Incentive Plan, as amended to the date hereof, the Dime 1997 Stock Incentive Plan for Outside Directors, as amended to the date hereof, the Dime Pride Shares Program, as amended to the date hereof, the Dime Pride Shares II Program, as amended to the date hereof, the Dime 1993 Employee Stock Purchase Plan, as amended to the date hereof, and the North American Mortgage Company Incentive Stock Option Plan, as amended to the date hereof, as applicable (collectively, the "Dime Stock Option Plans"), and the agreements or letters evidencing grants thereunder):

                   (i) the number of shares of Washington Mutual Common Stock to be subject to the converted option shall be equal to the product of (x) the number of shares of Dime Common Stock subject to the Dime Option and (y) the Exchange Ratio (the "Option Conversion Ratio"), provided that any fractional shares of Washington Mutual Common Stock resulting from such multiplication shall be rounded up to the nearest whole share; and

                   (ii) the exercise price per share of Washington Mutual Common
              Stock under the converted option shall be equal to the exercise price per share of Dime Common Stock under the Dime Option divided by the Option Conversion Ratio, provided that such exercise price shall be rounded down to the nearest cent.

              In the case of any Dime Options which are "incentive stock options" (as defined in Section 422 of the Code), the exercise price, the number of shares purchasable pursuant to such options and the terms and conditions of exercise of such options shall be determined in order to comply with Section 424(a) of the Code and to avoid a "modification" of any such option under Code Section 424(h). Except as otherwise provided in this Section 2.9, the duration and other terms of each converted option shall be the same as the applicable Dime Option except that all references to Dime shall be deemed to be references to Washington Mutual.

                  In addition to the foregoing, in the event that any Dime Option has associated with it a stock appreciation right and/or limited stock appreciation right, the number and kind of shares subject to such right and the exercise price thereof shall be adjusted in the same manner as provided above for such Dime Option, and the terms and conditions thereof shall otherwise remain the same as they were immediately prior to the Effective Time.

              (b) At the Effective Time, each share of restricted stock (a "Restricted Share" and, collectively, the "Restricted Shares") outstanding as of the Effective Time and issued pursuant to a Dime Stock Option Plan or any other equity-based plans or agreements of or with Dime or any of its Subsidiaries providing for the grant of Restricted Share awards, to the extent not already vested, shall vest and shall represent a right to receive the same rights provided to other holders of Dime Common Stock pursuant to Section 2.5 above.

              (c) Except as provided herein or as otherwise agreed to by the parties, the Dime Stock Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Dime or any Subsidiary thereof shall terminate as of the Effective Time, and Dime shall ensure that following the Effective Time no holder of a Dime Option nor any holder of a Restricted Share or any other equity-based right shall have any right to acquire equity securities of Dime or the Surviving Corporation (except to the extent required under any qualified plan maintained by Dime or any of its Subsidiaries).

         2.10. Litigation Tracking Warrant Conversion. At and following the Effective Time, each outstanding Litigation Tracking Warrant ("LTW") issued by Dime pursuant to the Warrant Agreement, dated as of December 21, 2000 (the "Warrant Agreement"), among Dime, the EquiServe Trust Company, N.A. ("ETC") and EquiServe Limited Partnership ("ELP", and together with ETC, the "Warrant Agent") shall entitle the holder thereof to receive upon exercise of such LTW in accordance with the terms of the Warrant Agreement Merger Consideration consistent with the terms thereof. In addition, in accordance with the provisions of the Dime Stock Option Plans and the Dime Voluntary Deferred Compensation Plan, the Dime Voluntary Deferred Compensation Plan for Directors, the Deferred Compensation Plan for Board Members of The Dime Savings Bank of New York, FSB, and the Benefit Restoration Plan of The Dime Savings Bank of New York, FSB (the "Dime Phantom Stock Plans"), any Dime Options, shares of restricted Dime Common Stock, and any other Dime equity-based compensation (including the phantom Dime Common Stock provided for in the Dime Phantom Stock Plans) that are outstanding immediately prior to the Effective Time and that, as of such time, entitle the holder thereof to receive LTWs (or, as applicable, the economic value of such LTWs), shall at and following the Effective Time entitle the holder or beneficiary thereof to receive LTWs (or, as applicable, their economic value), representing the right to receive shares of Washington Mutual Common Stock upon the exercise of such LTWs, consistent with the methodology and procedures described in resolutions heretofore adopted by the Board of Directors and Compensation Committee of Dime.

         2.11. Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Washington Mutual, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Company, until thereafter amended in accordance with applicable law.

         2.12. Bylaws. At the Effective Time, the Bylaws of Washington Mutual, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Company until thereafter amended in accordance with applicable law.

         2.13. Board of Directors. Subject to Section 7.14, the directors of Washington Mutual immediately prior to the Effective Time shall continue to be the directors of the Surviving Company, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Company, until their respective successors are duly elected or appointed (as the case may be) and qualified.

         2.14. Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" as that term is used in Sections 354 and 361 of the Code.

         2.15. Reservation of Right to Revise Structure. Washington Mutual may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable, including, without limitation, to provide for a merger of Dime with a wholly owned subsidiary of Washington Mutual; provided, however, that no such change shall (A) alter or change the amount or kind of consideration to be received by holders of Dime Common Stock under this Agreement (the "Merger Consideration") or their method of electing such Merger Consideration, or (B) adversely affect the anticipated tax consequences of the Merger to the holders of Dime Common Stock as a result of receiving the Merger Consideration, or (C) materially impede or delay consummation of the Merger. In the event Washington Mutual elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

3.   Exchange of Certificates for Merger Consideration

         3.1. Washington Mutual to Make Merger Consideration Available. At or promptly after the Election Deadline (but in no event prior to the Effective
Time), Washington Mutual shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates (as defined below) and for the benefit of each Warrant Holder in respect of the purchase price under the Voting/Purchase Agreement, for exchange in accordance with this
Section 3, certificates representing the shares of Washington Mutual Common Stock and an estimated amount of cash sufficient to pay the aggregate Cash Election Price payable hereunder and thereunder and any cash that may be payable in lieu of any fractional shares (such cash and certificates for shares of Washington Mutual Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

         3.2. Exchange of Shares.

              (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate formerly representing shares of Dime Common Stock (a "Certificate") a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing, as the case may be, the shares of Washington Mutual Common Stock, cash in respect of the Cash Election Price and cash in lieu of fractional shares of Washington Mutual Common Stock, if any, into which the shares of Dime Capital Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of Washington Mutual Common Stock (if any) to which such former holder of Dime Common Stock shall have become entitled pursuant to the provisions of Section 2 hereof, (ii) a check representing that amount of cash (if any) to which such former holder of Dime Common Stock shall have become entitled in respect of the Cash Election Price pursuant to the provisions of Section 2 hereof and (iii) a check representing the amount of cash (if any) payable in lieu of fractional shares of Washington Mutual Common Stock, which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 3, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable in lieu of fractional shares.

              (b) No dividends or other distributions with a record date after the Effective Time with respect to Washington Mutual Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this
         Section 3. After the surrender of a Certificate in accordance with this
         Section 3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Washington Mutual Common Stock represented by such Certificate.

              (c) If any certificate representing shares of Washington Mutual Common Stock is to be issued in the name of other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Washington Mutual Common Stock in the name of and payment of cash to any person other than the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

              (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of Dime of the shares of Dime Capital Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Washington Mutual Common Stock or payment of cash as provided in this
         Section 3.

              (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Dime for six months after the Effective Time shall be paid, at the request of Washington Mutual, to Washington Mutual. Any stockholders of Dime who have not theretofore complied with this
         Section 3 shall thereafter look only to Washington Mutual for payment of the shares of Washington Mutual Common Stock, cash, cash in lieu of any fractional shares and unpaid dividends and distributions on the Washington Mutual Common Stock deliverable in respect of each share of Dime Common Stock held by such stockholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Washington Mutual, Dime, the Exchange Agent or any other person shall be liable to any former holder of shares of Dime Common Stock, for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

              (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Washington Mutual, the posting by such person of a bond in such amount as Washington Mutual may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Washington Mutual Common Stock, cash and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

              (g) As soon as practicable after the Election Deadline, the Exchange Agent shall deliver to each Warrant Holder (i) a certificate representing that number of shares of Washington Mutual Common Stock (if any) and a check representing the amount of cash (if any) in respect of the Cash Election Price to which each Warrant Holder would have become entitled pursuant to Section 2 hereof with respect to the Deemed Shares if the Deemed Shares were outstanding shares of Dime Common Stock as of the Effective Time, and (ii) a check representing the amount of cash (if any) payable in lieu of fractional shares of Washington Mutual Common Stock to which each Warrant Holder would have become entitled pursuant to Section 2.7 with respect to the Deemed Shares if the Deemed Shares were outstanding shares of Dime Common Stock as of the Effective Time.

              (h) Washington Mutual or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Dime Common Stock or to any Warrant Holder such amounts as Washington Mutual (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Washington Mutual or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Dime Common Stock or to any Warrant Holder in respect of whom such deduction and withholding were made by Washington Mutual or the Exchange Agent.

4.   Representations and Warranties of Dime.

         Dime hereby represents and warrants to Washington Mutual as follows:

         4.1. Corporate Organization.

              (a) Dime is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Dime has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect (as defined below) on Dime. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Dime, Washington Mutual or the Surviving Corporation, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole or a material adverse effect on such party's ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking, savings association and similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles ("GAAP") or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (iii) the announcement of this Agreement or any action of either party or any Subsidiary thereof required to be taken by it under this Agreement and (iv) any changes in general economic conditions affecting banks, savings associations, or their holding companies generally, provided that the effect of such changes described in this clause (iv) (including, without limitation, changes in the interest rates) shall not be excluded to the extent of any materially disproportionate impact (if any) they have on such party. For purposes of this Agreement, "Subsidiary" means, with respect to any person, any corporation, partnership, joint venture, limited liability company or any other entity that is consolidated with such person for financial reporting purposes. Dime is duly registered as a savings and loan holding company under the Home Owners' Loan Act, as amended

         ("HOLA"), and qualifies as a savings and loan holding company of the type described in Section 10(c)(3)(A) of HOLA. The copies of the Certificate of Incorporation and Bylaws of Dime which have previously been made available to Washington Mutual are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

              (b) Each Subsidiary of Dime (i) is duly organized and validly existing as a savings bank, corporation or partnership under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would have or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Dime and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

              (c) Except for its ownership of The Dime Savings Bank of New York, FSB ("Dime Savings Bank"), Dime does not beneficially own, either directly or through its Subsidiaries, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)). Dime Savings Bank is a qualified thrift lender pursuant to
         Section 10(m) of HOLA and its deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Savings Association Insurance Fund ("SAIF") and the Bank Insurance Fund ("BIF") to the fullest extent permitted by law. Dime Savings Bank is a member in good standing of the Federal Home Loan Bank ("FHLB") of New York.

         4.2.     Capitalization.

              (a) The authorized capital stock of Dime consists of 350,000,000 shares of Dime Common Stock and 40,000,000 shares of preferred stock, par value $0.01 per share, of Dime (the "Dime Preferred Stock"). As of the close of business on June 22, 2001, there were 115,010,263 shares of Dime Common Stock outstanding, no shares of Dime Preferred Stock outstanding and 5,244,031 shares of Dime Common Stock held in Dime's treasury. No other shares of Dime Common Stock or Dime Preferred Stock were outstanding. As of the close of business on June 22, 2001, no shares of Dime Common Stock or Dime Preferred Stock were reserved for issuance, except for 19,471,485 shares of Dime Common Stock reserved for issuance in connection with the LTWs, 13,607,664 shares of Dime Common Stock reserved for issuance in connection with the Investment Agreement, dated as of July 6, 2000, between Dime and Warburg Pincus Equity Partners, L.P. (the "Warburg Agreement"), and 9,546,033 shares of Dime Common Stock reserved for issuance upon the exercise of stock options pursuant to the Dime Stock Option Plans and shares of Dime Preferred Stock reserved for issuance upon the exercise of rights granted under Dime's Stockholder Protection Rights Agreement, dated as of October 20, 1995 and amended as of July 6, 2000 (the "Rights Plan"). All of the issued and outstanding shares of Dime Common Stock have been duly authorized and validly issued and are fully paid, n onassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in Section 4.2(a) of the disclosure schedule of Dime delivered to Washington Mutual concurrently herewith (the "Dime Disclosure Schedule"), (ii) for up to 112,975,607 LTWs, warrants to acquire 8,142.738 shares of Series C junior nonvoting convertible preferred stock (which are convertible into 8,142,738 shares of Dime Common Stock) and warrants to acquire 5,464.926 shares of Series D junior nonvoting convertible preferred stock (which are convertible into 5,464,926 shares of Dime Common Stock) and (iii) as set forth elsewhere in this Section 4.2(a), Dime does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Dime Common Stock or Dime Preferred Stock or any other equity securities of Dime or any securities representing the right to purchase or otherwise receive any shares of Dime capital stock (including, without limitation, any rights plan or agreement). Except as set forth in Section 4.2(a) of the Dime Disclosure Schedule, since May 31, 2001, Dime has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than upon the exercise of employee stock options or pursuant to restricted stock awards granted prior to such date and disclosed in this Section 4.2(a).

              (b) Section 4.2(b) of the Dime Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock (with respect to owners other than Dime or any Dime Subsidiary, to the extent known to Dime) for each entity in which Dime beneficially owns or controls, directly or indirectly, any equity interest (regardless of whether such entity is a Subsidiary) (a "Controlled Entity") that is a Significant Subsidiary (as such term is defined in Rule 1-02 of Regulation S-X) of Dime. Each Controlled Entity in which Dime or any Dime Subsidiary beneficially owns or controls, directly or indirectly, more than a 9.9% equity interest is a legal investment for a unitary savings and loan holding company and, with respect to those owned by Dime Savings Bank, for a federal savings association. Except as set forth in Section 4.2(b) of the Dime Disclosure Schedule, Dime owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of Dime's Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever ("Liens"), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither Dime nor any Subsidiary thereof has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of Dime or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

              (c) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote are outstanding.

         4.3.     Authority; No Violation.

              (a) Dime has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Dime at a meeting held on June 24, 2001 has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Dime and its stockholders and declared this Agreement and the Merger to be advisable, (ii) approved the Merger, the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby and (iii) recommended that stockholders of Dime adopt this Agreement and directed that such matter be submitted for consideration by Dime's stockholders at the Dime Stockholders Meeting (as defined below). Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Dime Common Stock, no other corporate proceedings on the part of Dime are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Dime and (assuming due authorization, execution and delivery by Washington Mutual) constitutes a valid and binding obligation of Dime, enforceable against Dime in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

              (b) Neither the execution and delivery of this Agreement by Dime nor the consummation by Dime of the transactions contemplated hereby, nor compliance by Dime with any of the terms or provisions hereof, will
         (i) violate any provision of the Certificate of Incorporation or Bylaws of Dime or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Dime or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Dime or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Dime or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which, either individually or in the aggregate, will not have and would not reasonably be expected to have a Material Adverse Effect on Dime.

         4.4. Consents and Approvals. Except for (i) the approval of the Merger by the Office of Thrift Supervision (the "OTS"), (ii) approval of the listing of the Washington Mutual Common Stock to be issued in the Merger on NYSE, (iii) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meeting of Dime's stockholders to be held to vote on approval of this Agreement and the Merger (the "Proxy Statement/Prospectus") and any filings or approvals under applicable state securities laws, (iv) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (vi) the adoption of this Agreement by the requisite votes of the stockholders of Dime, (vii) the consents and approvals set forth in
Section 4.4 of the Dime Disclosure Schedule, and (viii) the consents and approvals of third parties which are not Governmental Entities (as hereinafter defined), the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Dime or Washington Mutual, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each a "Governmental Entity") or with any third party are required to be obtained by Dime or its Subsidiaries in connection with (A) the execution and delivery by Dime of this Agreement and (B) the consummation by Dime of the Merger and the other transactions contemplated hereby.

         4.5. Reports. Dime and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1998 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith, except for such failures to file or make payment which will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Dime. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Dime and its Subsidiaries or as set forth in Section
4.5 of the Dime Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the best knowledge of Dime, threatened an investigation into the business or operations of Dime or any of its Subsidiaries since January 1, 1998. Except as set forth in Section 4.5 of the Dime Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Dime or any of its Subsidiaries, except for such violations, criticisms or exceptions will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Dime.

         4.6. Financial Statements. Dime has previously made available to Washington Mutual copies of (a) the consolidated statements of financial condition of Dime and its Subsidiaries as of December 31, 1999 and 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1998 through 2000, inclusive, as reported in Dime's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), accompanied by the audit report of KPMG LLP, independent auditors with respect to Dime, and (b) the unaudited consolidated statements of financial condition of Dime and its Subsidiaries as of March 31, 2000 and March 31, 2001, and the related unaudited consolidated statements of operations, stockholders equity and cash flows for the three-month periods then ended, as reported in Dime's Quarterly Report on Form 10-Q for the period ended March 31, 2001, filed with the SEC under the Exchange Act. Each of the financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 7.10(a) hereof (including the related notes, where applicable) will fairly present when filed with the SEC (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which are expected to be material in nature or amount) the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Dime and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable) complies, and the financial statements referred to in Section 7.10(a) hereof (including the related notes, where applicable) will comply when filed with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 7.10(a) (including the related notes, where applicable) will be when filed with the SEC, prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Dime and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

         4.7. Broker's Fees. Except for Credit Suisse First Boston Corporation and Merrill Lynch & Co., neither Dime nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement. Copies of all agreements with Credit Suisse First Boston Corporation and Merrill Lynch & Co. have previously been furnished to Washington Mutual.

         4.8.     Absence of Certain Changes or Events.

              (a) Except as publicly disclosed in the Dime Reports (as defined in Section 4.12) filed with the SEC prior to the date hereof, or as set forth in Section 4.8(a) of the Dime Disclosure Schedule, since December 31, 2000, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dime.

              (b) Except as publicly disclosed in the Dime Reports filed prior to the date hereof, as set forth in Section 4.8(b) of the Dime Disclosure Schedule or as contemplated by this Agreement or permitted under Section 6.2, since December 31, 2000, Dime and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business, and neither Dime nor any of its Subsidiaries has (i) except for normal increases in the ordinary course of business consistent with past practice and except as required by applicable law, increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any officer or director, other than persons newly hired for or promoted to such position, from the amount thereof in effect as of December 31, 2000 or granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, in each case to any such officer or director, other than pursuant to preexisting agreements, arrangements or bonus plans, or (ii) suffered any strike, work stoppage, slow-down or other labor disturbance.

         4.9. Legal Proceedings.

              (a) Except as publicly disclosed in the Dime Reports filed with the SEC prior to the date hereof, neither Dime nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Dime's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Dime or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement which can reasonably be expected to have an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Dime.

              (b) There is no injunction, order, judgment, decree or regulatory restriction specifically imposed upon Dime, any of its Subsidiaries or the assets of Dime or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on Dime or the Surviving Company.

         4.10.    Taxes.

              (a) (x) Each of Dime and its Subsidiaries has (i) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full all Taxes due or made adequate provision in the financial statements of Dime (in accordance with GAAP) for any such Taxes (as hereinafter defined), whether or not shown as due on such Tax Returns; (y) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of Dime or any of its Subsidiaries; and (z) there are no material Liens for Taxes upon the assets of either Dime or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

              (b) Except as set forth in Section 4.10(b) of the Dime Disclosure Schedule, neither Dime nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is Dime) filing a consolidated tax return or (B) has any material liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

              (c) Except as set forth in Section 4.10(c) of the Dime Disclosure Schedule, none of the Dime or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement for which liability is material. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Dime or any of its Subsidiaries for which liability is material.

              (d) None of the Dime or any of its Subsidiaries has been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which
         Section 355 of the Code is applicable.

              (e) All material Taxes required to be withheld, collected or deposited by or with respect to Dime and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

              (f) Neither Dime nor any of its Subsidiaries has requested, or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

              (g) Except as set forth in Section 4.10(g) of the Dime Disclosure Schedule, neither Dime nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code and neither Dime nor any of its Subsidiaries has made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, that could require it to make any payments (including any deemed payment of compensation upon the exercise of a Dime Option or upon the issuance of any Dime Common Stock), that would not be fully deductible by reason of Section 162(m) of the Code.

              (h) Neither Dime nor any of its Subsidiaries has filed a consent to the application of Section 341(f) of the Code.

              (i) Dime is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

              (j) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

              (k) For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including without limitation all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

         4.11. Employees; Employee Benefit Plans.


              (a) Section 4.11(a) of the Dime Disclosure Schedule sets forth a true and complete list or description of each material employee benefit plan, arrangement or agreement and any amendments or modifications thereof (including, without limitation, all stock purchase, stock option, severance, employment, change-in-control, health/welfare plans, fringe benefit, bonus, incentive, deferred compensation, pension and other agreements, programs, policies and arrangements, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that is maintained or contributed to as of the date of this Agreement (the "Plans") by Dime or any of its Subsidiaries or by any trade or business related thereto, whether or not incorporated (an "ERISA Affiliate"), all of which together with Dime would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

              (b) Except as set forth in Section 4.11(b) of the Dime Disclosure Schedule, Dime has previously provided or made available to Washington Mutual true and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial reports for each Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for each Plan.

              (c) Except as set forth in Section 4.11(c) of the Dime Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service or will be submitted for such determination within the applicable remedial amendment period and nothing has occurred that would be reasonably expected to result in any such plan ceasing to be qualified, (iii) with respect to each Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Dime, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan", as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Dime, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Dime, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full (other than payment of premiums not yet due to the Pension Benefit Guaranty Corporation (the "PBGC")), and no condition exists that would be reasonably expected to result in Dime, its Subsidiaries or any ERISA Affiliate incurring a material liability thereunder, (vi) no Plan is a "multi-employer pension plan", as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Dime or its Subsidiaries as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither Dime, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which Dime, its Subsidiaries or any ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to
         Section 4975 or 4976 of the Code, and (ix) there are no pending, or, to the knowledge of Dime, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

              (d) Except as set forth in Section 4.11(d) of the Dime Disclosure Schedule, no Plan exists which provides for or could result in the payment to any Dime employee of any money or other property or rights or accelerate the vesting or payment of such amounts or rights to any Dime employee as a result of the transactions contemplated by this Agreement, including the Merger, whether or not such payment or acceleration would constitute a parachute payment within the meaning of Code Section 280G. Except as set forth in Section 4.11(d) of the Dime Disclosure Schedule, since March 31, 2001, neither Dime nor any of its Subsidiaries has taken any action that would result in a payment or acceleration described in the preceding sentence.

              (e) Except as set forth in Section 4.11(e) of the Dime Disclosure Schedule, (i) neither Dime nor any of its Subsidiaries is a party to or is bound by any written contract or arrangement with respect to the employment or compensation of any (x) consultants receiving in excess of $100,000 annually and (y) employees receiving compensation (salary, bonus and commission) in excess of $250,000 annually, and (ii) except as provided under the Plans set forth in Sections 4.11(d) and (e) of the Dime Disclosure Schedule and other agreements or arrangements set forth in Sections 4.11(d) and (e) of the Dime Disclosure Schedule, consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Dime or any Subsidiary to any officer or employee thereof. No officer or employee of Dime or any Subsidiary is, nor shall be, entitled to receive duplicative severance payments and benefits under both (i) an employment or severance agreement and (ii) a severance or change-in-control plan, program, or other arrangement. Dime has previously delivered or made available to Washington Mutual true and complete copies of all consulting agreements calling for payments in excess of $150,000 annually, and employment and deferred compensation agreements (or forms thereof) providing for compensation (salary, bonus and commission) in excess of $250,000 annually that are in writing to which Dime or any of its Subsidiaries is a party.

              (f) Except as set forth in Section 4.11(f) of the Dime Disclosure Schedule, no current employee of Dime or any of its Subsidiaries received aggregate remuneration (bonus, salary and commission) in excess of $250,000 for 2000 or would reasonably be expected to receive aggregate remuneration (excluding severance or other payments which, pursuant to an agreement or arrangement set forth in Section 4.11(e) of the Dime Disclosure Schedule, are made as a result of consummation of the transactions contemplated by this Agreement, either alone or upon the occurrence of any additional acts or events) in excess of $250,000 in 2001.

              (g) With respect to the Amended and Restated Umbrella Trust Agreements among Dime Bancorp, Inc., The Dime Savings Bank of New York, FSB and HSBC Bank USA, as Trustee, with respect to the Covered Arrangements of The Dime Savings Bank of New York, FSB and Related Entities, the Umbrella Trust Agreement among Dime Bancorp, Inc., The Dime Savings Bank of New York, FSB and HSBC Bank USA, as Trustee with respect to the Designated Arrangements of The Dime Savings Bank of New York, FSB and Related Entities, and the Benefit Protection Trust Agreement among Dime Bancorp, Inc., The Dime Savings Bank of New York, FSB and HSBC Bank USA, as Trustee (together, the "Employee Umbrella Trusts") and the Amended and Restated Umbrella Trust Agreement among Dime Bancorp, Inc., The Dime Savings Bank of New York, FSB and HSBC Bank USA, as Trustee with respect to the Covered Arrangements for Outside Directors of The Dime Savings Bank of New York, FSB and Related Entities, (the "Director Umbrella Trust" and, collectively with the Employee Umbrella Trusts, the "Umbrella Trust Agreements"): (i) there has been no Irrevocable Election (as defined in each such agreement); (ii) all Covered Arrangements (as defined in each such agreement) have been disclosed to Washington Mutual prior to the date of this Agreement, and there shall be no additional Covered Arrangements both approved and entered into after June 22, 2001, and (iii) except as provided in Section 7.7(f), at no time on or after the date of this Agreement and prior to the Effective Time shall the Committee (as defined in the Umbrella Trust Agreements during such time period) amend the Umbrella Trust Agreements in any way without the prior written consent of Washington Mutual.

              (h) Effective as of the date of this Agreement, all Dime Stock Option Plans under which grants may be made prospectively have been amended to delete all references to "the publication or dissemination of an announcement of action intended to result in a Terminating Event" (as defined in each applicable Dime Stock Option Plan) with respect to future payments.

         4.12. SEC Reports. Dime has previously made available to Washington Mutual an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1999 and prior to the date hereof by Dime or any of its Subsidiaries with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Dime Reports"), and no such registration statement, prospectus, report, schedule or proxy statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Dime and its Subsidiaries have timely filed all material Dime Reports and other documents required to be filed by them under the Securities Act and the Exchange Act, and, as of their respective dates, all Dime Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

         4.13. Compliance With Applicable Law. Except as disclosed in Section
4.13 of the Dime Disclosure Schedule, Dime and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in violation in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Dime or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Dime, and neither Dime nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Dime.

         4.14. Certain Contracts.

              (a) Except as publicly disclosed in the Dime Reports filed prior to the date hereof or as set forth in Section 4.14(a) of the Dime Disclosure Schedule, neither Dime nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (ii) which materially limits the freedom of Dime or any of its Subsidiaries to compete in any material line of business, in any geographic area or with any person, or which requires exclusive referrals of material business or requires Dime or any of its Subsidiaries to make available investment opportunities of a material nature or magnitude to any person on a priority or exclusive basis, or (iii) with or to a labor union or guild (including any collective bargaining agreement). Each contract, arrangement, commitment or understanding of the type described in this
         Section 4.14(a), whether or not publicly disclosed in the Dime Reports filed prior to the date hereof or set forth in Section 4.14(a) of the Dime Disclosure Schedule, is referred to herein as a "Dime Contract", and neither Dime nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Dime. Dime has made available all contracts which involved payments by Dime or any of its Subsidiaries in fiscal year 2000 of more than $700,000 or which could reasonably be expected to involve payments during fiscal year 2001 of more than $700,000, other than any such contract that is terminable at will on 60 days or less notice without payment of a penalty in excess of $125,000 and other than any contract entered into on or after the date hereof that is permitted under the provisions of
         Section 6.2.

              (b) Except as set forth in Section 4.14(b) of the Dime Disclosure Schedule, (i) each Dime Contract is valid and binding on Dime and in full force and effect, and, to the knowledge of Dime, is valid and binding on the other parties thereto, (ii) Dime and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Dime Contract, and
         (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of Dime or any of its Subsidiaries under any such Dime Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Dime.

         4.15. Agreements With Regulatory Agencies. Except as set forth in
Section 4.15 of the Dime Disclosure Schedule, neither Dime nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section
4.15 of the Dime Disclosure Schedule, a "Regulatory Agreement"), any Governmental Entity that currently restricts or by its terms will in the future restrict the conduct of its business or relates to its capital adequacy, its credit policies, its management or its business, nor has Dime or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. Dime is not aware of any fact or circumstance which is reasonably likely to prevent it or Washington Mutual from obtaining the governmental approvals and consents required in connection with the consummation by Dime of the Merger and the other transactions contemplated hereby.

         4.16. Undisclosed Liabilities. Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Dime included in the Dime Form 10-Q for the quarter ended March 31, 2001 or (ii) for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2001, neither Dime nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all the liabilities not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect on Dime.

         4.17. Rights Agreement; Anti-Takeover Provisions. Dime has taken all action necessary so that the entering into of this Agreement and the Voting/Purchase Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the Rights Agreement or enable or require the rights issuable thereunder to be exercised, distributed or triggered. The Board of Directors of Dime has taken all necessary action so that the provisions of Section 203 of the DGCL and any applicable provisions of the takeover laws of any other state (and any comparable provisions of Dime's Certificate of Incorporation and Bylaws), do not and will not apply to this Agreement, the Voting/Purchase Agreement, the Merger or the transactions contemplated hereby or thereby.

         4.18. Dime Information. The information relating to Dime and its Subsidiaries to be provided by Dime for inclusion in the Proxy Statement/Prospectus, the registration statement on Form S-4 (the "S-4") in which the Proxy Statement/Prospectus will be included as a prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof as relate only to Washington Mutual or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

         4.19. Title to Property.

              (a) Real Property. Except as disclosed in Section 4.19(a) of the Dime Disclosure Schedule, Dime and its Subsidiaries have good, valid and marketable title to all material real property owned by them free and clear of all Liens, except Liens for current taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of Dime and its Subsidiaries are in substantially good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dime.

              (b) Personal Property. Dime and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them on the date hereof, free and clear of all Liens except as publicly disclosed in the Dime Reports filed prior to the date hereof or as disclosed in Section 4.19(b) of the Dime Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dime. With respect to personal property used in the business of Dime and its Subsidiaries which is leased rather than owned, neither Dime nor any Subsidiary thereof is in default under the terms of any such lease the loss of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Dime.

              (c) Leased Property. All leases of real property and all other leases material to Dime and its Subsidiaries under which Dime or a Subsidiary, as lessee, leases real or personal property are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by Dime or such Subsidiary or any event which with notice or lapse of time would constitute such a default, and Dime or such Subsidiary quietly enjoys the premises provided for in such lease except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dime.

         4.20. Insurance. Dime and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Dime reasonably has determined to be prudent in accordance with industry practice. Dime and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except as set forth on Section 4.20 of the Dime Disclosure Schedule and except for policies insuring against potential liabilities of officers, directors and employees of Dime and its Subsidiaries, Dime or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

         4.21. Environmental Liability. Except as set forth in Section 4.21 of the Dime Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on Dime or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the "Environmental Laws"), pending or, to the knowledge of Dime, threatened against Dime or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on Dime. To the knowledge of Dime, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Dime. To the knowledge of Dime, during or prior to the period of (i) its or any of its Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries' participation in the management of any property, or (iii) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on Dime. Neither Dime nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on Dime.

         4.22. Opinion Of Financial Advisor. Dime has received the opinions of Credit Suisse First Boston Corporation and Merrill Lynch & Co., each dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by holders of Dime Common Stock in the Merger is fair from a financial point of view to such holders of Dime Common Stock.

         4.23. Loan Matters.

              (a) Each outstanding Loan and each commitment to extend credit has been solicited and originated and is administered and serviced in accordance with the relevant loan documents and Dime's underwriting standards, except to the extent that any such failure would not have and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Dime.

              (b) Each of Dime and its Subsidiaries which is required to be so approved is approved by and is in good standing: (i) as a supervised mortgagee by the Department of Housing and Urban Development ("HUD") to originate and service Title I and Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by the Government National Mortgage Association ("Ginnie Mae"); (iii) by the Veteran's Administration ("VA") to originate and service VA loans; and (iv) as a seller/servicer by Fannie Mae and the Federal Home Loan Mortgage Corporation ("Freddie Mac") to originate and service conventional residential and multi-family mortgage loans.

         4.24. Labor Matters. Neither Dime nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; nor is Dime or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Dime or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to Dime's knowledge, threatened except for such disputes as would not have and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Dime, nor is Dime aware of any activity involving its or any of its

Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

         4.25. CRA Agreements. Except as disclosed in Section 4.25 of the Dime Disclosure Schedule, neither Dime nor any of its Subsidiaries is a party to any "agreement" (as such term is defined in 12 U.S.C. Section 1831y(e)(1)), whether entered into before or after the enactment date of the Gramm-Leach-Bliley Act.

5.   Representations and Warranties of Washington Mutual

         Washington Mutual hereby represents and warrants to Dime as follows:

         5.1. Corporate Organization. Washington Mutual is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Washington Mutual has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have or reasonably be expected to have a Material Adverse Effect on Washington Mutual. Washington Mutual is duly registered as a savings and loan holding company under HOLA. The copies of the Articles of Incorporation and Bylaws of Washington Mutual which have previously been made available to Dime are true, complete and correct copies of such documents as in effect as of the date of this Agreement. Washington Mutual Bank, FA is a qualified thrift lender pursuant to Section 10(m) of HOLA and its deposits and insured by the FDIC primarily through the SAIF, to the fullest extent permitted by law. Washington Mutual Bank, FA is a member in good standing of the FHLB of San Francisco.

         5.2. Capitalization. The authorized capital stock of Washington Mutual consists of 1,600,000,000 shares of Washington Mutual Common Stock and 10,000,000 shares of preferred stock, no par value. As of the close of business on May 31, 2001, there were 895,957,472 shares of Washington Mutual Common Stock outstanding and 2,000,000 shares of Washington Mutual Series H Preferred Stock outstanding. As of the close of business on May 31, 2001, except for 4,006,680 shares of Washington Mutual Common Stock reserved for issuance in connection with the Washington Mutual Series H Preferred Stock and 27,786,300 shares of Washington Mutual common stock reserved for issuance in connection with Washington Mutual's Trust Preferred Income Equity Redeemable Securities Units, no shares of Washington Mutual Common Stock or Washington Mutual preferred stock were reserved for issuance. All of the issued and outstanding shares of Washington Mutual Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in Section 5.2 of the disclosure schedule of Washington Mutual delivered to Dime concurrently herewith (the "Washington Mutual Disclosure Schedule"), (ii) as provided in the Rights Agreement, dated as of December 20, 2000, between Washington Mutual and Mellon Investor Services L.L.C. (as amended and supplemented, the "Washington Mutual Rights Agreement"), and
(iii) as set forth elsewhere in this Section 5.2, Washington Mutual does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Washington Mutual Common Stock or Washington Mutual preferred stock or any other equity securities of Washington Mutual or any securities representing the right to purchase or otherwise receive any shares of Washington Mutual Common Stock or Washington Mutual preferred stock. The shares of Washington Mutual Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

         5.3. Authority; No Violation.

              (a) Washington Mutual has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the issuance of Washington Mutual Common Stock hereunder) have been duly and validly approved by the Board of Directors of Washington Mutual and no other corporate proceedings on the part of Washington Mutual are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Washington Mutual and (assuming due authorization, execution and delivery by Dime) each constitutes a valid and binding obligation of Washington Mutual, enforceable against Washington Mutual in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

              (b) Except as set forth in Section 5.3(b) of the Washington Mutual Disclosure Schedule, neither the execution and delivery of this Agreement by Washington Mutual, nor the consummation by Washington Mutual of the transactions contemplated hereby, nor compliance by Washington Mutual with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Washington Mutual or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Washington Mutual or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Washington Mutual or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Washington Mutual or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which either individually or in the aggregate will not have and would not reasonably be expected to have a Material Adverse Effect on Washington Mutual.

         5.4. Consents and Approvals. Except for (i) the approval of the Merger by the OTS, (ii) approval of the listing of the Washington Mutual Common Stock to be issued in the Merger on the NYSE, (iii) the filing with the SEC of the Proxy Statement/Prospectus and the filing and declaration of effectiveness of the S-4, (iv) the filing of the Articles of Merger with the Washington Secretary pursuant to the WBCA and the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (v) the adoption this Agreement by the requisite vote of the stockholders of Dime, (vi) the consents and approvals set forth in Section
5.4 of the Washington Mutual Disclosure Schedule, and (vii) the consents and approvals of third parties which are not Governmental Entities, the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Washington Mutual, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are necessary in connection with (A) the execution and delivery by Washington Mutual of this Agreement and (B) the consummation by Washington Mutual of the Merger and the other transactions contemplated hereby.

         5.5. Reports. Washington Mutual and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1998 with any Governmental Entities, and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Section 5.5 of the Washington Mutual Disclosure Schedule and except for normal examinations conducted by a Governmental Entity in the regular course of the business of Washington Mutual and its Subsidiaries, no Governmental Entity has initiated any proceeding or, to the best knowledge of Washington Mutual, investigation into the business or operations of Washington Mutual or any of its Subsidiaries since January 1, 1998. There is no material unresolved violation, criticism, or exception by any Government Entity with respect to any report or statement relating to any examinations of Washington Mutual or any of its Subsidiaries.

         5.6. Financial Statements. Washington Mutual has previously made available to Dime copies of (a) the consolidated balance sheets of Washington Mutual and its Subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ending December 31, 1998 through 2000, inclusive, as reported in Washington Mutual's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the SEC under the Exchange Act, accompanied by the audit report of Deloitte & Touche, LLP, independent public accountants with respect to Washington Mutual, and (b) the unaudited consolidated balance sheets of Washington Mutual and its Subsidiaries as of March 31, 2000, and March 31, 2001, and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the three-month periods then ended, as reported in Washington Mutual's Quarterly Report on Form 10-Q for the period ended March 31, 2001 filed with the SEC under the Exchange Act. Each of the financial statements referred to in this Section 5.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 7.10 hereof (including the related notes, where applicable) will fairly present when filed with the SEC (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which are expected to be material in nature and amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Washington Mutual and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable) complies, and the financial statements referred to in Section 7.10 hereof (including the related notes, where applicable) will comply when filed with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such financial statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 7.10 (including the related notes, where applicable) will be, prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Washington Mutual and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

         5.7. Broker's Fees. Except as set forth in Section 5.7 of the Washington Mutual Disclosure Schedule, neither Washington Mutual nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

         5.8. Absence of Certain Changes or Events. Except as publicly disclosed in Washington Mutual Reports (as defined in Section 5.10) filed prior to the date hereof or as set forth in Section 5.8 of the Washington Mutual Disclosure Schedule, since December 31, 2000, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Washington Mutual.

         5.9. Legal Proceedings.

              (a) Neither Washington Mutual nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Washington Mutual's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Washington Mutual or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Washington Mutual.

              (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Washington Mutual, any of its Subsidiaries or the assets of Washington Mutual or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on Washington Mutual.

         5.10. SEC Reports. Washington Mutual has previously made available to Dime an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1999 and prior to the date hereof by Washington Mutual with the SEC pursuant to the Securities Act or the Exchange Act (the "Washington Mutual Reports"), and no such registration statement, prospectus, report, schedule or proxy statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Washington Mutual and its Subsidiaries have timely filed all Washington Mutual Reports and other documents required to be filed by them under the Securities Act and the Exchange Act, and, as of their respective dates, all Washington Mutual Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

         5.11. Compliance With Applicable Law. Except as disclosed in Section
5.11 of the Washington Mutual Disclosure Schedule, Washington Mutual and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Washington Mutual or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Washington Mutual, and neither Washington Mutual nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above which, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on Washington Mutual.

         5.12. Agreements With Regulatory Agencies. Except as set forth in
Section 5.12 of the Washington Mutual Disclosure Schedule, neither Washington Mutual nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 5.12 of the Washington Mutual Disclosure Schedule, a "Washington Mutual Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or relates to its capital adequacy, its credit policies, its management or its business, nor has Washington Mutual or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. Washington Mutual is not aware of any fact or circumstance which is reasonably likely to prevent it or Dime from obtaining the governmental approvals and consents required in connection with the consummation by Washington Mutual of the Merger and the other transactions contemplated hereby.

         5.13. Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Washington Mutual included in the Washington Mutual Form 10-Q for the quarter ended March 31, 2001 or for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2001, neither Washington Mutual nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect on Washington Mutual.

         5.14. Washington Mutual Information. The information relating to Washington Mutual and its Subsidiaries to be provided by Washington Mutual to be contained in the Proxy Statement/Prospectus, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to Dime or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

6.   Covenants Relating to Conduct Of Business

         6.1. Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Dime shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees and (iii) take no action which would reasonably be expected to adversely affect or delay its ability to obtain any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby.

         6.2. Dime Forbearances. Except as set forth in Section 6.2 of the Dime Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Dime shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Washington Mutual

              (which consent shall not be unreasonably withheld):

              (a) adjust, split, combine or reclassify any capital stock; set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant any individual, corporation, joint venture or other entity any right to acquire any shares of its capital stock, other than (i) subject to Section 6.4, regular quarterly cash dividends on Dime Common Stock equal to the rate declared and paid during the current fiscal quarter with record and payment dates consistent with past practice, provided, however, that no dividend shall be paid by Dime on Dime Common Stock if Dime shall be required to borrow to do so; and (ii) dividends paid by any of the Subsidiaries of Dime so long as such dividends are only paid to Dime or any of its other wholly owned Subsidiaries; provided that no such dividend shall cause Dime Savings Bank to cease to qualify as a "well capitalized" institution under 12 CFR 565); or issue or commit to issue any additional shares of capital stock (except pursuant to the exercise of stock options or warrants outstanding as of the date hereof) or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock;

              (b) sell, transfer, mortgage, encumber or otherwise dispose of any of its assets or properties to any individual, corporation or other entity (other than a direct wholly owned Subsidiary), by merger, consolidation, asset sale or other business combination or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case that is material to Dime, except
         (i) in the ordinary course of business consistent with past practice or
         (ii) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 6.2 of the Dime Disclosure Schedule;

              (c) make any acquisition or investment, by purchase or other acquisition of stock or other equity interests (other than in a fiduciary or agent capacity or pursuant to written contracts or agreements entered into prior to the date hereof (true and correct copies of which have been delivered to Washington Mutual prior to the date of this Agreement)), by merger, consolidation, asset purchase or other business combination, or by contributions to capital, or make any material property transfers or material purchases of any property or assets, in or from any other individual, corporation, joint venture or other entity other than a wholly owned Subsidiary of Dime, except as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 6.2 of the Dime Disclosure Schedule;

              (d) enter into, renew, extend or terminate any Loan, lease, contract or other agreement, other than Loans made in the ordinary course of business and in accordance with paragraph (i) below, that calls for aggregate annual payments of $700,000 and which is not either
         (i) terminable at will on 60 days or less notice without payment of a penalty in excess of $70,000 or (ii) has a term of less than one year; make any change to the lease relating to North American Mortgage Company's headquarters in Tampa, Florida; or make any material change in any of its other leases, material contracts or other material agreements, other than renewals for a term of one year or less without material adverse changes to the terms thereof;

              (e) other than general salary increases consistent with past practices for employees (other than officers above the level of Vice President) or as required by contractual commitments outstanding on the date hereof, (i) increase in any material respect the compensation or fringe benefits of any of its employees, (ii) pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, (iii) become a party to, amend (other than amendments required by law or by Washington Mutual as set forth in
         Section 7.7) or (iii) commit itself (orally or in writing) to any compensation (other than any retention plan approved in writing by Washington Mutual), pension, retirement, profit-sharing, severance, change-in-control or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, (iv) hire any new executive officers, or (v) accelerate the vesting of any stock options or other stock-based compensation;

              (f) authorize or permit its officers, directors, employees, agents, advisors and affiliates (collectively, "Representatives") to
         (i) initiate, solicit, encourage or knowingly facilitate any inquiries or proposals with respect to, any Acquisition Proposal or (ii) engage in any negotiations concerning, or provide any nonpublic information to, or have any discussions with, any person relating to, any Acquisition Proposal, or (iii) waive any provision of or amend the terms of the Rights Agreement (or redeem the rights issued thereunder) in respect of an Acquisition Proposal; provided that, in the event Dime receives an unsolicited bona fide Acquisition Proposal and Dime's board of directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, Dime may, and may permit its Subsidiaries and its and their Representatives to, take any action described in clause (ii) above to the extent that the board of directors of Dime concludes in good faith (based on the advice of its outside counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Dime shall have entered into a confidentiality agreement with such third party on terms no less favorable to Dime than the Confidentiality Agreement. Dime will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Washington Mutual with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Dime will promptly (within one Business Day) advise Washington Mutual following receipt of any Acquisition Proposal of the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Washington Mutual apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis. Nothing contained in this Agreement shall prevent Dime or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement. As used in this Agreement, "Acquisition Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Dime or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, Dime or any of its Subsidiaries, other than the transactions contemplated by this Agreement. As used in this Agreement, "Superior Proposal" means any bona fide written Acquisition Proposal which the board of directors of Dime concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (1) after receiving the advice of its financial advisors (who shall be nationally recognized investment banking firms), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and
         (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of "Superior Proposal", the references to "more than 15%" in the definition of Acquisition Proposal shall be deemed to be references to "a majority" and the definition of Acquisition Proposal shall only refer to a transaction involving Dime and not its Subsidiaries;

              (g) other than in accordance with contracts entered into prior to the date of this Agreement which were disclosed to Washington Mutual prior to the date hereof or

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


         otherwise in accordance with this Agreement, make (i) any capital expenditures relating to technology initiatives (including Internet web sites) or (ii) any other capital expenditures in excess of (A) $400,000 per project or related series of projects or (B) $2,500,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair;

              (h) expand its private banking business in any material respect or, except in the ordinary course of business, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office or loan production or servicing facility (provided that Dime shall not open any new branch office or loan production or servicing facility in any state in which it does not have such operations at the date of this Agreement);

              (i) except for Loans or commitments for Loans that have previously been approved by Dime prior to the date of this Agreement, (A) make or acquire any Loan or issue a commitment for any Loan other than Loans made or acquired in the ordinary course of business consistent with past practice which have (x) in the case of commercial and commercial real estate Loans, (i) a principal balance not in excess of $10,000,000 and (ii) involve aggregate borrowings by the applicable borrower not in excess of $20,000,000, or (y) in the case of Loans for the purchase of single-family residences, a principal balance not in excess of $1,500,000 unless, in each such case, Dime promptly provides to Washington Mutual copies of the approvals for such Loans; provided that Washington Mutual may in its reasonable judgment determine to require that it consent in advance to Loans of the types referred to in clauses
         (x) or (y)and in such event, Washington Mutual and Dime will work in a cooperative manner to establish procedures by which such consent will be provided in order to ensure that this consent process does not materially interfere with the continued operations of Dime in the ordinary course of business consistent with past practice; (B) take any action that would result in any discretionary releases of collateral or guarantees or otherwise restructure any Loan or commitment for any Loan with a principal balance in excess of the respective amounts set forth in clause (A) above; or (C) agree to guarantee the obligations of any person other than any wholly owned Subsidiary of Dime;

              (j) settle any claim, action or proceeding involving monetary damages, except in the ordinary course of business consistent with past practice, or agree or consent to the issuance of any injunction, decree, order, agreement or judgment restricting its business or operations;

              (k) amend its certificate of incorporation, bylaws or similar governing documents, or enter into a plan of consolidation, merger, share exchange or reorganization with any person (other than consolidations, mergers or reorganizations solely among wholly owned subsidiaries of Dime), or a letter of intent or agreement in principle with respect thereto;

              (l) materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported;

              (m) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, (ii) hedging its loan positions or commitments, or (iii) without prior notice to Washington Mutual, pricing of its other products and services;

              (n) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Section 8.1 or 8.2 not being satisfied or in a material violation of any provision of this agreement, except, in every case, as may be required by applicable law;

              (o) make any changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under law, rule, regulation or GAAP, in each case as concurred in by Dime's independent public accountants;

              (p) enter into any commercial loan securitizations or create any special purpose funding entity;

              (q) enter into any agreement or amend or terminate any agreement between Dime or any of its Subsidiaries, on the one hand, and Warburg or any of its affiliates, on the other, in each case other than agreements entered into by Dime and its Subsidiaries with customers in the ordinary course of its banking business;

              (r) introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements, in each case without prior notice to Washington Mutual;

              (s) make or change any Tax election, settle or compromise any material Tax liability of Dime or any of its Subsidiaries, agree to an extension of the statute of limitations with respect to the assessment or determination of Taxes of Dime or any of its Subsidiaries, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

              (t) intentionally take any action or fail to take any action which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement; or

              (u) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2.

         6.3. No Fundamental Washington Mutual Changes. Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Washington Mutual shall not, without the prior written consent of Dime (which consent shall not be unreasonably withheld), (i) amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Dime Capital Stock, (ii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Section 8.1 or 8.3 not being satisfied or in a material violation of any provision of this Agreement, (iii) intentionally take any action or fail to take any action which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement or (iv) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.3.

         6.4. Dividends. Until the Effective Time, Dime and Washington Mutual shall coordinate the declaration and payment of any dividends in respect of Dime Common Stock and Washington Mutual Common Stock and the record dates and the payment dates relating thereto, it being the intention of Dime and Washington Mutual that holders of Dime Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Dime Common Stock and/or any shares of Washington Mutual Common Stock that any such holder receives in exchange therefor pursuant to the Merger.

7.   Additional Agreements

         7.1. Regulatory Matters

              (a) Washington Mutual and Dime shall promptly prepare and file with the SEC the Proxy Statement/Prospectus and the S-4. Each of Washington Mutual and Dime shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Dime shall thereafter mail the Proxy Statement/ Prospectus to its stockholders.

              (b) Dime acknowledges that Washington Mutual desires to cause at or promptly following the Effective Time the merger (the "Second Merger") of Dime Savings Bank with and into one of Washington Mutual's wholly owned depository institution Subsidiaries to be selected by Washington Mutual.

              (c) Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Second Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

              (d) Washington Mutual and Dime shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 or any other statement, filing, notice or application made by or on behalf of Washington Mutual, Dime or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

              (e) Washington Mutual and Dime shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 8.1(c) below) will not be obtained or that the receipt of any such approval will be materially delayed or conditioned.

         7.2. Access to Information

              (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Dime shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other Representatives of Washington Mutual access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of Dime and its Subsidiaries, and, during such period, Dime shall, and shall cause its Subsidiaries to, make available to Washington Mutual (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking, mortgage lending, real estate or consumer finance or protection laws (other than reports or documents which Dime is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Neither Dime nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or in the ordinary course of business consistent with past practice. The parties hereto will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

              (b) Washington Mutual shall hold all information furnished by Dime or any of its Subsidiaries or representatives pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated May 2, 2001, between Washington Mutual and Dime (the "Confidentiality Agreement").

              (c) No investigation by either of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

         7.3. Stockholder Approval

              (a) Dime shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the "Dime Stockholders Meeting") for the purpose of obtaining the required vote of the holders of Dime Common Stock with respect to the transactions contemplated by this Agreement and, subject to Section 7.3(b), shall take all lawful action to solicit the adoption of this Agreement by such stockholders. The Board of Directors of Dime shall recommend adoption of this Agreement by the stockholders of Dime and shall not (x) withdraw, modify or qualify in any manner adverse to Washington Mutual such recommendation or (y) take any other action or make any other public statement in connection with the Dime Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in Dime Recommendation"), except as and to the extent expressly permitted by Section 7.3(b). Notwithstanding any Change in Dime Recommendation, this Agreement shall be submitted to the stockholders of Dime at the Dime Stockholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve Dime of such obligation. In addition to the foregoing, Dime shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

              (b) Notwithstanding the foregoing Dime and its Board of Directors shall be permitted to effect a Change in Dime Recommendation, if and only to the extent that:

                   (i) Dime's Board of Directors, based on the advice of its
              outside counsel, determines in good faith that failure to take such action would result in a violation of its fiduciary duties under applicable law, and

                   (ii) If the Board of Directors of Dime intends to effect a
              Change in Dime Recommendation following an Acquisition Proposal, prior to effecting such Change in Dime Recommendation, (A) Dime shall have complied in all material respects with Section 6.2(f),
              (B) the Board of Directors of Dime shall have concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Washington Mutual pursuant to clause (D) below, (C) Dime shall notify Washington Mutual, at least five Business Days in advance, of its intention to effect a Change in Dime Recommendation in response to such Superior Proposal, specifying the material terms and conditions of any such Superior Proposal and furnishing to Washington Mutual a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, and (D) prior to effecting such a Change in Dime Recommendation, Dime shall, and shall cause its financial and legal advisors to, during the period following Dime's delivery of the notice referred to in clause (C) above, negotiate with Washington Mutual in good faith (to the extent Washington Mutual desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

         7.4. Legal Conditions to Merger.

              (a) Subject to the terms and conditions of this Agreement, each of Washington Mutual and Dime shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Section 8 hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Dime or Washington Mutual or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action pursuant to the foregoing sentence if the taking of such action or the obtaining of such consents, authorizations, orders, approvals or exemptions is reasonably likely to result in a condition or restriction having an effect of the type referred to in Section 8.2(c).

              (b) Subject to the terms and conditions of this Agreement, each of Washington Mutual and Dime agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which Washington Mutual or Dime is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in Section 8 hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

         7.5. Affiliates. Dime shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of Dime to deliver to Washington Mutual, as soon as practicable after the date of this Agreement, and in any event prior to the date of the stockholders meeting called by Dime pursuant to
Section 7.3 hereof, a written agreement, in the form and substance reasonably satisfactory to Washington Mutual, relating to required transfer restrictions on the Washington Mutual Common Stock received by them in the Merger pursuant to Rule 145.

         7.6. Stock Exchange Listing. Washington Mutual shall use its best efforts to cause the shares of Washington Mutual Common Stock to be issued in the Merger, to each Warrant Holder pursuant to the Voting/Purchase Agreement and to LTW holders pursuant to the Warrant Agreement to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

         7.7. Employees; Employee Benefit Plans

              (a) The benefits to be provided to employees of Dime and its Subsidiaries as of the Effective Time ("Covered Employees") shall be the benefits provided to similarly situated employees of Washington Mutual, which shall be so provided as soon as practicable after the Effective Time, but in no event later than the date the Covered Employees are placed on the same payroll service as such employees of Washington Mutual; provided, however, that until such time that the Covered Employees are placed on the same payroll service as such employees of Washington Mutual, Washington Mutual shall, or shall cause its Subsidiaries to provide benefits no less favorable, in the aggregate, than the benefits provided to similarly situated employees under Washington Mutual's plans, programs and arrangements. Washington Mutual shall, from and after the Effective Time, (i) comply with the contractual commitments of Dime to its current and former employees in accordance with their terms and honor all employee benefit obligations to current and former employees of Dime and its Subsidiaries under the applicable contractual commitment, (ii) provide Covered Employees credit for the most recent period of uninterrupted service (including any bridging or prior service credit, without regard to whether there has been an interruption in service, solely to the extent provided by Dime and its Subsidiaries as of the date hereof) with Dime or any of its Subsidiaries (and their predecessors) prior to the Effective Time for all purposes under employee benefit plans of Washington Mutual or its Subsidiaries (including for purposes of benefit accrual), (iii) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Plans) and eligibility waiting periods under group health plans of Washington Mutual to be waived with respect to Covered Employees (and their eligible dependents) who become participants in such group health plans and (iv) use reasonable efforts to give credit for or otherwise take into account the out-of-pocket expenses and annual expense limitations paid by each Covered Employee under the comparable Plans for the year in which the Effective Time occurs; provided, however, that no credits for service as described in clause (ii) above shall be permitted if to do so would result in duplication of benefits under such plans. From and after the Effective Time, Washington Mutual shall honor all vacation and paid time off of the Covered Employees accrued as of the Effective Time, in accordance with the Dime policy as in effect on the date hereof. Except as otherwise prohibited under this Section 7.7, nothing in this Section 7.7 shall be interpreted as preventing Washington Mutual or its Subsidiaries from amending, modifying or terminating any Plans or other contracts, arrangements, commitments or understandings, in a manner consistent with their terms and applicable law.

         (b) Subject to applicable law and the amendment provisions of any defined contribution plans maintained by Dime or its Subsidiaries (the "401(k) Plans"), Dime agrees to amend the 401(k) Plans prior to the Effective Time so that new participant loans are no longer available as of the Effective Time.

         (c) Dime shall be permitted to pay up to an aggregate of $8 million as retention bonuses to such employees of Dime or any of its Subsidiaries as Dime may determine (but not including any employees who are parties to any individual employment or change in control agreements), with such bonus amounts payable on the earlier of the first anniversary of the Effective Time or the date the eligible employee's employment is terminated by Dime or Washington Mutual or any of their Subsidiaries.

         (d) With respect to the Severance Pay Program for Employees of Dime and Participating Subsidiaries (including the programs in place for Non-Officers, Vice Presidents or lower, and Senior Vice President), as soon as practicable after the date hereof but in any event prior to the Effective Time, Dime shall, or shall cause its Subsidiaries to, amend such plans to provide that the payments to be made to any participants therein shall only be made in a lump sum cash amount, and in no event shall Dime provide the participants the right to elect to receive such payments in the form of an annuity. In addition, as soon as practicable after the date hereof but in any event prior to the Effective Time, Dime shall, or shall cause its Subsidiaries to, use reasonable best efforts to cause Covered Employees who are parties to employment, change-in-control or severance agreements (which have been previously disclosed to Washington Mutual on Section 4.11(a) of the Dime Disclosure Schedule) to agree to receive any severance or other related payments thereunder, which would otherwise be paid in the form of an annuity, in a lump sum payment within thirty
(30) days after the date such payments would otherwise commence (or, if such payments have already commenced, after the date of such amendment); provided, however, that all such Covered Employees shall continue to be entitled to all other rights and benefits to which they are previously entitled under any such agreements, which shall remain in full force and effect, as modified to take into account solely the provisions described herein; and provided, further, however, that in no event shall any such amendments be made to those agreements pursuant to which any Covered Employee is entitled to receive an amount payable either (i) in respect of a covenant not to solicit or (ii) expressly not in respect of any severance obligation.

         (e) With respect to the Dime Employee Stock Purchase Plan, Dime shall take all actions necessary to cause the offering period commencing on July 1, 2001 under such plan to terminate effective prior to the Effective Time, and Washington Mutual shall provide that all Covered Employees shall, effective as of the Effective Time, be eligible to participate in the Washington Mutual Employee Stock Purchase Plan, on the same terms and conditions as similarly situated employees of Washington Mutual.

         (f) With respect to the Committee as defined under the Employee Umbrella Trusts (the "Employee Committee") and the Committee as defined under the Director Umbrella Trust (the "Director Committee"), prior to the Effective Time, Dime shall cause all actions necessary to be taken to provide that at and following the Effective Time, each such committee shall be made up of three members, selected as follows: (i) two of the members of the Employee Committee shall be current senior executive officers of Dime and two of the members of the Director Committee shall be nonemployee directors of Dime (and each such committee member, a "Dime Member"), in each case selected by the Employee Committee (or Director Committee, as applicable) as constituted immediately prior to the Effective Time, and (ii) the third member of the Employee Committee and the Director Committee shall be selected by Washington Mutual. In addition, in the event that a Dime Member ceases to serve on the Employee Committee (or Director Committee, as applicable), he or she shall be permitted to designate his or her successor (or, in the case of his or her death or disability, the other remaining Dime Member shall be permitted to so designate).

         7.8. Indemnification; Directors' and Officers' Insurance.

              (a) From and after the Effective Time, in the event of any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of Dime or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Dime, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise (a list of which directors, officers and employees of Dime or any of its Subsidiaries who as of the date of this Agreement are serving in any such capacity with another corporation, trust, partnership, trust or other enterprise is set forth in Section 7.8(a) of the Dime Disclosure Schedule) or (ii) this Agreement, or any of the transactions contemplated hereby and all actions taken by an Indemnified Party in connection herewith, whether in any case asserted or arising before or after the Effective Time, Washington Mutual shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of an undertaking, to the extent required by law, from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation). Any Indemnified Party wishing to claim indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Washington Mutual thereof, provided that the failure to so notify shall not affect the obligations of Washington Mutual under this
         Section 7.8 except (and only) to the extent such failure to notify materially prejudices Washington Mutual.

              (b) Without limiting any of the obligations under paragraph (a) of this Section 7.8, Washington Mutual agrees that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in Dime's Certificate of Incorporation or Bylaws or in the corresponding constituent documents of any of Dime's Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect thereafter, without any amendment thereto; provided, however, that nothing contained in this Section 7.8(b) shall be deemed to preclude the liquidation, consolidation or merger of Dime or any Subsidiary thereof, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger and shall constitute rights which may be asserted against Washington Mutual. Nothing contained in this Section 7.8(b) shall be deemed to preclude any rights to indemnification or limitations on liability provided in Washington Mutual's Articles of Incorporation or Bylaws or the similar governing documents of any of Washington Mutual's Subsidiaries with respect to matters occurring subsequent to the Effective Time to the extent that the provisions establishing such rights or limitations are not otherwise amended to the contrary.

              (c) Washington Mutual shall use its best efforts to cause the persons serving as officers and directors of Dime immediately prior to the Effective Time to be covered for a period of six (6) years from the Closing Date by the directors' and officers' liability insurance policy or policies maintained by Washington Mutual (provided that Washington Mutual's policy or policies provide at least the same coverage and amounts containing terms and conditions which are in the aggregate no less advantageous to such directors and officers of Dime than the terms and conditions of the existing directors' and officers' liability insurance policy of Dime, and provided further that in no event will Washington Mutual be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Dime for such insurance (the "Insurance Amount"), and further provided, that if Washington Mutual is unable to maintain or obtain the insurance called for by this Section 7.8(c) as a result of the preceding proviso, Washington Mutual shall use its reasonable best efforts to obtain as much comparable insurance as available for the Insurance Amount) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such. The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         7.9. Advice of Changes; Other Matters

              (a) Washington Mutual and Dime shall promptly advise the other party of any change or event which, individually or in the aggregate with other such changes or events, has a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

              (b) Dime will use all reasonable best efforts to implement, within 30 days after the date of this Agreement, procedures developed jointly by the parties to ensure compliance with state and local consumer protection laws relating to its retail subprime loan origination and servicing businesses.

         7.10. Subsequent Interim and Annual Financial Statements.

              (a) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the fourth quarter of a fiscal year) or 90 days after the end of each fiscal year ending after the date of this Agreement, each party will deliver to the other party its Quarterly Report on Form 10-Q or its Annual Report on Form 10-K, as the case may be, as filed with the SEC under the Exchange Act.

              (b) As soon as reasonably practicable and as soon as they are available, but in no event more than 30 days, after the end of each calendar month ending after the date of this Agreement, Dime shall furnish to Washington Mutual (i) consolidated and consolidating financial statements (including balance sheet, statement of operations and stockholders' equity) of Dime and each of its Subsidiaries as of and for such month then ended, (ii) servicing reports regarding cash flows, delinquencies and foreclosures on asset pools serviced or master serviced by Dime or any of its Subsidiaries, and (iii) any internal management reports relating to the foregoing. All information furnished by Dime to Washington Mutual pursuant to this Section 7.10(b) shall be held in confidence by Washington Mutual to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

         7.11. Reorganization. Neither Washington Mutual nor Dime shall take, or cause or permit any of its Subsidiaries to take, any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         7.12. Exemption From Liability Under Section 16(b). Assuming that Dime delivers to Washington Mutual the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the Board of Directors of Washington Mutual, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Dime Insiders (as defined below) of Washington Mutual Common Stock in exchange for shares of Dime Common Stock, and of options to purchase Washington Mutual Common Stock upon conversion of Dime Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Dime to Washington Mutual prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. "Section 16 Information" shall mean information accurate in all respects regarding the Dime Insiders, the number of shares of Dime Common Stock held by each such Dime Insider and the number and description of the Dime Options held by each such Dime Insider. "Dime Insiders" shall mean those officers and directors of Dime who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

         7.13. Warrant Agreement Assumption. Washington Mutual shall enter into an agreement with the Warrant Agent confirming the rights of holders of LTWs as provided in Section 4.2(d) of the Warrant Agreement. Washington Mutual shall use its best efforts to maintain the trading designation of the LTWs on the Nasdaq Stock Market.

         7.14. Board of Directors. At or promptly following the Effective Time, Washington Mutual shall take all action necessary to appoint one member of Dime's Board of Directors, selected by Washington Mutual after consultation with Dime, to Washington Mutual's board of directors.

         7.15. Insider Loan Disclosure. Within 30 days after the date of this Agreement Dime shall prepare and deliver to Washington Mutual a schedule setting forth the following information as of a date not more than 15 days prior to such date of delivery: (i) all evidences of indebtedness reflected as assets on the books and records of Dime and its Subsidiaries ("Loans") by Dime and its Subsidiaries to executive officers (as such term is defined in Part 215 of Title 12 of the Code of Federal Regulations) of Dime or any of its Subsidiaries; (ii) any such Loans to any employee, officer, director or other affiliate on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and (iii) any such Loans which were not made in compliance in all material respects with all applicable federal laws and regulations.

         7.16. Insurance Disclosure. Within 30 days after the date of this Agreement Dime shall prepare and deliver to Washington Mutual a schedule setting forth the following information as of a date not more than 15 days prior to such date of delivery: a true and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force with respect to the business and assets of Dime and its Subsidiaries (other than insurance policies under which Dime or any Subsidiary thereof is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific loans and mortgage insurance policies on specific loans).

         7.17. Management Consultation Meetings and Distribution of Information. From the date of this Agreement until the Effective Time, Steve Freimuth the Washington Mutual senior manager responsible for the integration of Washington Mutual and Dime, and an officer of Dime (who shall be an executive vice president or higher selected by Dime and reasonably acceptable to Washington Mutual) responsible for the integration of Washington Mutual and Dime, shall confer on a regular basis regarding the business and operations of Washington Mutual and Dime.


         7.18. Redesign of Branches. Dime shall cooperate with Washington Mutual and use reasonable efforts to take all actions, in a manner that does not unreasonably interfere with the conduct of business, necessary to facilitate the redesign of Dime's branch offices with the view toward obtaining all necessary permits and completing all other steps reasonably necessary for construction, at Washington Mutual's direction and expense, to begin as promptly as possible after the Closing Date.

8.   Conditions Precedent

         8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

              (a) Stockholder Approval. The agreement of merger contained in this Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of Dime entitled to vote thereon.

              (b) NYSE Listing. The shares of Washington Mutual Common Stock to be issued to the holders of Dime Common Stock upon consummation of the Merger, to each Warrant Holder in respect of the Deemed Shares in accordance with the terms of the Voting/Purchase Agreement and to LTW holders in accordance with the Warrant Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

              (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

              (d) S-4 Effectiveness. The S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

              (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

         8.2. Conditions to Obligations of Washington Mutual. The obligations of Washington Mutual to effect the Merger are also subject to the satisfaction or waiver by Washington Mutual at or prior to the Effective Time of the following conditions:

              (a) Representations and Warranties. The representations and warranties of Dime set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and instead, for purposes of this condition, such representations and warranties (other than the representations and warranties contained in Section 4.2(a), which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Dime. Washington Mutual shall have received a certificate signed on behalf of Dime by the Chief Executive Officer and Chief Financial Officer of Dime to the foregoing effect.

              (b) Performance of Obligations of Dime. Dime shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Washington Mutual shall have received a certificate signed on behalf of Dime by the Chief Executive Officer and the Chief Financial Officer of Dime to such effect.

              (c) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction or condition which would be reasonably likely to have or result in a Material Adverse Effect on the Surviving Company or Washington Mutual.

              (d) Director Resignations. Washington Mutual shall have received resignations from each director of each Dime Subsidiary designated by Washington Mutual.

              (e) Tax Opinion. Washington Mutual shall have received an opinion of Simpson Thacher & Bartlett, counsel to Washington Mutual, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a "reorganization" within the meaning of Section 368(a) of the Code and (ii) each of Washington Mutual and Dime will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering its opinion, such counsel may require and rely upon written representations from Dime, Washington Mutual and stockholders of Dime.

              (f) Satisfaction of Voting/Purchase Agreement Conditions. All conditions precedent to the obligation of Washington Mutual to purchase warrants from each Warrant Holder pursuant to the Voting/Purchase Agreement shall have been duly satisfied or waived.

         8.3. Conditions To Obligations Of Dime. The obligation of Dime to effect the Merger is also subject to the satisfaction or waiver by Dime at or prior to the Effective Time of the following conditions:

              (a) Representations and Warranties. The representations and warranties of Washington Mutual set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and instead, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Washington Mutual. Dime shall have received a certificate signed on behalf of Washington Mutual by the Chief Executive Officer and the Chief Financial Officer of Washington Mutual to the foregoing effect.

              (b) Performance of Obligations of Washington Mutual. Washington Mutual shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Dime shall have received a certificate signed on behalf of Washington Mutual by the Chief Executive Officer and the Chief Financial Officer of Washington Mutual to such effect.

              (c) Tax Opinion. Dime shall have received an opinion of Sullivan & Cromwell, counsel to Dime, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a "reorganization" within the meaning of Section 368(a) of the Code, (ii) each of Dime and Washington Mutual will be a party to that reorganization within the meaning of
         Section 368(b) of the Code and (iii) subject to customary exceptions and, except to the extent of any cash received, no gain or loss will be recognized by any of the stockholders of Dime in the Merger. In rendering its opinion, such counsel may require and rely upon written representations from Dime, Washington Mutual and stockholders of Dime.

9.   Termination and Amendment

         9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time:

              (a) by mutual consent of Washington Mutual and Dime in a written instrument, if the Board of Directors of each so determines;

              (b) by either Washington Mutual or Dime if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

              (c) by either Washington Mutual or Dime if the Effective Time shall not have occurred on or before April 30, 2002, unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

              (d) by either Washington Mutual or Dime (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under
         Section 8 hereof;

              (e) by either Washington Mutual or Dime if any approval of the stockholders of Dime contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Dime Stockholders Meeting or at any adjournment or postponement thereof;

              (f) by Washington Mutual if (i) the Board of Directors of Dime shall have failed to recommend the Merger, or shall have withdrawn, modified or changed in a manner adverse to Washington Mutual its recommendation of the Merger (or shall have disclosed its intention to withdraw, modify or adversely change such recommendation), (ii) Dime shall have breached the terms of Section 6.2(f) hereof in any respect adverse to Washington Mutual, or (iii) Dime shall have materially breached its obligations under Section 7.3 by failing to call, give notice of, convene and hold the Dime Stockholders Meeting in accordance with Section 7.3; or

              (g) by Washington Mutual if a tender offer or exchange offer for 25% or more of the outstanding shares of Dime Common Stock is commenced (other than by Washington Mutual or a Subsidiary thereof), and the Board of Directors of Dime recommends that the stockholders of Dime tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act.

         9.2. Effect of Termination.

              (a) In the event of termination of this Agreement by either Washington Mutual or Dime as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Washington Mutual, Dime, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.2(b), 9.2, and 10.2 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Washington Mutual nor Dime shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

              (b) Dime shall pay Washington Mutual, by wire transfer of immediately available funds, the sum of $185 million (the "Termination Fee") if this Agreement is terminated as follows:

                   (i) if this Agreement is terminated by Washington Mutual
              pursuant to Sections 9.1(f) or 9.1(g), then Dime shall pay the entire Termination Fee on the second Business Day following such termination; and

                   (ii) if this Agreement is terminated by (A) Washington Mutual pursuant to Section 9.1(d) if the breach giving rise to such termination was willful or (B) by either Washington Mutual or Dime pursuant to Section 9.1(e) and in any such case an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management or Board of Directors of Dime (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the date of the taking of the vote of the stockholders of Dime contemplated by this Agreement at the Dime Stockholders Meeting, in the case of clause
              (B), or the date of termination, in the case of clause (A), then Dime shall (x) pay Washington Mutual an amount equal to $20 million on the second Business Day following such termination, and
              (y) if within 18 months after such termination, Dime or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, then Dime shall pay the Termination Fee (net of any payment made pursuant to clause (x) above) on the date of such execution or consummation.

              (c) Any amount that becomes payable pursuant to Section 9.2(b) shall be paid by wire transfer of immediately available funds to an account designated by Washington Mutual.

              (d) Dime and Washington Mutual agree that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement Washington Mutual would not have entered into this Agreement, and that such amounts do not constitute a penalty. If Dime fails to pay Washington Mutual the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), Dime shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Washington Mutual in connection with any action in which Washington Mutual prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

         9.3. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Dime; provided, however, that after any approval of the transactions contemplated by this Agreement by Dime's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Dime stockholders hereunder other than as contemplated by this Agreement or which negatively impacts the intended tax treatment of the holders of Dime Common Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         9.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.  General Provisions

         10.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

         10.2. Expenses. Except as provided in Section 9.2 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

         10.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (a) if to Washington Mutual, to:

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

                           Washington Mutual, Inc.
                           1201 Third Avenue - WMT 1501
                           Seattle, WA 98101
                           Fax: (206) 461-5739
                           Attn:  Craig E. Tall

              with a copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, NY 10017
                           Fax: (212) 455-2502
                           Attn: Lee Meyerson
                                 Brian Stadler

              (b) if to Dime, to:

                           Dime Bancorp, Inc.
                           589 Fifth Avenue
                           New York, NY  10017
                           Fax: (212) 326-6110
                           Attn: James E. Kelly

              with a copy to:

                           Sullivan & Cromwell
                           125 Broad Street
                           New York, NY 10004
                           Fax:  (212) 558-3588
                           Attn:  Mitchell S. Eitel

         10.4. Interpretation. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require Dime, Washington Mutual or any of their respective officers, directors, Subsidiaries or affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation. It is agreed that any disclosure in a particular section of a party's Disclosure Schedule shall be deemed disclosed in respect of any other section thereof to the extent it is readily apparent that such disclosure is applicable to such other section.

         10.5. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         10.6. Entire Agreement. This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement to the extent provided in Section 7.2(b).

         10.7. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of law provisions (except to the extent that mandatory provisions of federal law or the DGCL are applicable).

         10.8. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

         10.9. Publicity. Washington Mutual and Dime shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the NYSE. Without limiting the reach of the preceding sentence, Washington Mutual and Dime shall cooperate to develop all public announcement materials and (b) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, Dime and its Subsidiaries shall (a) consult with Washington Mutual regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated hereby, (b) provide Washington Mutual with stockholder lists of Dime and (c) allow and facilitate Washington Mutual contact with stockholders of Dime and other prospective investors.

         10.10. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 7.8 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         IN WITNESS WHEREOF, Washington Mutual and Dime have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

                                          WASHINGTON MUTUAL, INC.



                                          By:  /s/ Craig E. Tall
                                              ----------------------------------
                                               Name:  Craig E. Tall
                                               Title: Vice Chair


                                          DIME BANCORP, INC.



                                          By:  /s/ Lawrence Toal
                                              ----------------------------------
                                               Name:  Lawrence Toal
                                               Title: President and Chief
                                                      Executive Officer